CUSIP No.     874687106                          Page 1 of 6

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
    Saad. A. Alissa

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
(a) / /
                                                        (b) / /

3   SEC USE ONLY


4.  SOURCE OF FUNDS:
    PF

5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
PURSUANT TO
    ITEMS 2(d) or 2(e):                         / /
    N/A

6.  CITIZENSHIP OR PLACE OF ORGANIZATION:
    Kingdom of Saudi Arabia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7.  SOLE VOTING POWER


8.  SHARED VOTING POWER
    903,700

9.  SOLE DISPOSITIVE POWER


10. SHARED DISPOSITIVE POWER
    903,700

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING  PERSON
:
    903,700

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN
    SHARES:                                  / /

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
    8.99%

14. TYPE OF REPORTING PERSON:
    IN
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CUSIP No.  874687106                          Page 2 of 6

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
      Abdullatif Ali Alissa Est.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
  (a) / /

(b) / /

3     SEC USE ONLY


4.    SOURCE OF FUNDS:
      OO

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e):                         / /
      N/A

6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
      Kingdom of Saudi Arabia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7.    SOLE VOTING POWER


8.    SHARED VOTING POWER
      680,100

9.    SOLE DISPOSITIVE POWER


10.   SHARED DISPOSITIVE POWER
      680,100

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
      680,100

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES:
                                              / /

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
      6.77%

14.   TYPE OF REPORTING PERSON:
      OO
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CUSIP No.  874687106                          Page 3 of 6

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
      Financial Investors Limited

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
  (a) / /

(b) / /

3     SEC USE ONLY


4.    SOURCE OF FUNDS:
      OO

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e):                         / /
      N/A

6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7.    SOLE VOTING POWER


8.    SHARED VOTING POWER
      680,100

9.    SOLE DISPOSITIVE POWER


10.   SHARED DISPOSITIVE POWER
      680,100

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
      680,100

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES:
                                              / /

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
      6.77%

14.   TYPE OF REPORTING PERSON:
      OO
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CUSIP No.  874687106                          Page 4 of 6

1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
      General Investors Limited

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
  (a) / /

(b) / /

3     SEC USE ONLY


4.    SOURCE OF FUNDS:
      OO

5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e):                         / /
      N/A

6.    CITIZENSHIP OR PLACE OF ORGANIZATION:
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7.    SOLE VOTING POWER


8.    SHARED VOTING POWER
      223,600

9.    SOLE DISPOSITIVE POWER


10.   SHARED DISPOSITIVE POWER
      223,600

11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
      223,600

12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES:
                                              / /

13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
      2.23%

14.   TYPE OF REPORTING PERSON:
      OO

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                                              Page 5 of 6


SCHEDULE 13D
(Amendment No. 3)


      NOTE: For convenience, Abdullatif Ali Alissa Est. (the /Establishment/), Mr. Alissa, General Investors Limited (/GIL/) and Financial Investors Limited (/FIL/) are sometimes collectively referred to as the /Filing Persons./ All capitalized terms used in this Amendment No. 4 and not defined herein shall have the same meaning as in the statement of Saad A. Alissa on Schedule 13D dated August 31, 1994, Amendment No. 1 dated October 19, 1994, Amendment No. 2 dated November 18, 1994 and Amendment No. 3 dated February 3, 1995. Except as expressly stated below, there have been no material changes in the information contained in such Schedule 13D, as amended.

Item 4.    Purpose of Transaction

      Mr. Alissa, for personal reasons, postponed his previously announced meeting with management of the Company in late February 1995, to discuss enhancing shareholder value for the benefit of all shareholders of the Company. Mr. Alissa anticipates that a new meeting will be scheduled at a presently undetermined date in the near future.
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                                                   Page 6 of 6

SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    ABDULLATIF ALI ALISSA EST.


Dated: February 15, 1995        By: /s/ Saad A. Alissa
                                    Saad A. Alissa, President



Dated: February 15, 1995            /s/ Saad A. Alissa
                                    Saad A. Alissa



                                    FINANCIAL INVESTORS LIMITED


Dated: February 15, 1995        By: /s/ Saad A. Alissa
                                    Saad A. Alissa, Secretary



                                    GENERAL INVESTORS LIMITED


Dated: February 15, 1995        By: /s/ Saad A. Alissa
                                    Saad A. Alissa, Secretary